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                                                                 EXHIBIT 99(a)
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PACIFICORP                                                        NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

Scott Hibbs, for investors, (503) 731-2123
Angela Hult, for investors (503) 731-2192
Dave Kvamme, for media (503) 464-6272
Jan Johnson, for media (503) 464-6268

February 3, 1998

PACIFICORP MAKES NEW AGREED BID FOR THE ENERGY GROUP

      PORTLAND, Oregon - PacifiCorp (NYSE: PPW), a diversified energy company in the United States and Australia, announced today a new cash tender offer of
7.65 pounds ($12.62) per ordinary share for The Energy Group PLC (LSE/NYSE:
TEG), a diversified energy company in the United Kingdom, the U.S. and Australia.

      The boards of directors of both companies unanimously approved the transaction. The 7.65 pound offer, made by PacifiCorp Group Holdings Company, a wholly owned subsidiary of PacifiCorp, is 10 percent higher than the original bid made June 13, 1997.

      The transaction is valued at $10.7 billion, including the purchase of 521 million shares of equity and the assumption of $4.1 billion of The Energy Group's gross debt. Proceeds for the acquisition will come from $1.8 billion in cash, raised through sales of non-core assets which have been occurring since the time of PacifiCorp's original bid for The Energy Group, and $4.8 billion in borrowings.

      "The merger of PacifiCorp and The Energy Group will create a premier global energy company, poised to compete effectively on three continents as the energy markets across the world are being restructured," said Fred Buckman, President and Chief Executive Officer of PacifiCorp. "The acquisition represents a landmark step in achieving our strategy."

      Derek Bonham, chairman of The Energy Group, said, "We have continued to demonstrate the soundness of our business. PacifiCorp recognizes the benefits of this strategy and has again offered a price that represents excellent value for our shareholders and the Board of The Energy Group has no hesitation in recommending it."

      The original bid lapsed after the president of the Board of Trade, Margaret Beckett, referred the transaction to the Monopolies and Mergers Commission. Because the UK government cleared the transaction in December, the transaction is not conditional upon further regulatory approvals in the UK.


                                    (more)
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      With respect to U.S. regulatory approvals, PacifiCorp and The Energy
Group have agreed with the staff of the Federal Trade Commission on the form of a consent decree that will require divestiture of two mines owned by Peabody, a subsidiary of The Energy Group. The consent order is awaiting approval by the FTC.

      Peabody and Eastern Electricity in the UK are TEG's main business units.

      The Energy Group is awaiting approval from the Federal Energy Regulatory Commission on the sale of certain assets of Citizens Power. FERC approval is a condition of the offer made today and is expected in the near future.

      PacifiCorp is mailing formal tender offer documents to The Energy Group shareholders starting Thursday and expects to close the transaction this Spring.

      Upon completion of the transaction, the combined company will have 5 million customers, 17,000 megawatts of generation and more than 10 billion tons of coal reserves in the United States, the United Kingdom and Australia.

      The combination is expected to be accretive to PacifiCorp's earnings in the first year following completion of the transaction and thereafter, even without considering the benefits of synergy resulting from cost reductions and revenue enhancements. This statement should not be interpreted to mean that PacifiCorp's total reported earnings per share will necessarily be greater than those for the year ended December 31, 1997.

      The debt financing will be provided through multiple debt facilities arranged by Citibank; Goldman, Sachs & Co.; and J.P. Morgan. Goldman, Sachs & Co. is PacifiCorp's financial adviser for the transaction. The Energy Group is represented by Lazard and Morgan Stanley & Co. Limited.

      The Energy Group owns Eastern, the largest British regional electric company (REC) with 3.1 million retail electric and gas customers. PacifiCorp has 1.4 million retail electric customers in the western U.S. and 550,000 in the State of Victoria, Australia.

      Eastern, one of the lowest-cost electricity suppliers in the UK, is well positioned to prosper when the UK market becomes fully competitive later this year. UK electricity customers with demand for more than 100 kilowatts already can choose their supplier.

      The Energy Group also owns the world's largest private coal company, Peabody, which is a low-cost, low-sulfur coal producer with more than 9 billion tons of reserves in the U.S. and 466 million tons of reserves in Australia. Peabody provides fuel to more than 150 power plants in the U.S.

      PacifiCorp is also a major coal operator in the U.S. where it has 421 million tons of reserves and in Australia with 450 million tons.

                                    (more)
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      PacifiCorp and The Energy Group both have natural gas marketing skills and assets. Last year, PacifiCorp purchased TPC Corporation, a Houston-based natural gas storage and marketing company. The Energy Group is one of the largest natural gas suppliers in the UK.

      PacifiCorp owns or controls 10,000 megawatts of generation in the U.S., while TEG has 6,700 megawatts of generation in the UK. PacifiCorp is one of the lowest cost providers of electricity in the U.S., with average production costs 25% less than the national average.

      The combined company is positioned to be the premier power sales, marketing and trading company in the U.S. It joins PacifiCorp's significant western U.S. power marketing business, its expanding eastern U.S. energy marketing business, Citizens Power's energy marketing and contract restructuring expertise and Peabody's presence as one of the largest suppliers of fuel to the U.S. electricity industry.

      PacifiCorp intends to invite Bonham and John Devaney, Chief Executive of Eastern, to join the Board of Directors of PacifiCorp following the acquisition.

      In addition, PacifiCorp intends that a management committee will be formed consisting of Bonham and Devaney, as well as Eric Anstee, Finance Director of The Energy Group, Irl Englehardt, Chief Executive of Peabody, and Fred Buckman, Richard O'Brien, Verl Topham and Dennis Steinberg from PacifiCorp.

      Fred Buckman will remain as President and Chief Executive Officer of the combined group.


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